EXHIBIT 99.1

Press Release	Source: Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. Revises Full Year 2004 Earnings, Files Annual Report on Form 10-K

Tuesday April 5, 3:17 pm ET

TAMPA, Fla., April 5 /PRNewswire-FirstCall/ — Checkers Drive-In Restaurants, Inc. (Nasdaq: CHKR - News) today announced that it has revised earnings for the full year ended January 3, 2005 as well as filed its Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”).

(Logo: http://www.newscom.com/cgi-bin/prnh/20020528/CHECKERSLOGO )

On March 22, 2005, the Company reported on SEC Form NT 10-K that it had expected a revision to its net deferred income tax assets and its intangible assets for the fourth quarter and full year 2004. For the fourth quarter of 2004, the adjustments resulted in a $0.8 million increase in net income to $4.2 million, or $0.35 per diluted share, compared to the previously reported $3.4 million, or $0.28 per diluted share. For the full year 2004, the adjustments resulted in a $0.8 million increase in net income to $11.5 million, or $0.92 per diluted share, compared to the previously reported $10.7 million, or $0.86 per diluted share.

As of January 3, 2005, Checkers had a system-wide total of 788 stores, of which 207 were Company-owned and 581 were franchised.

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. is headquartered in Tampa, Florida. For more information about the Company, please visit http://www.checkers.com .

Except for historical information, this announcement contains “forward- looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include, but are not limited to: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits and similar costs; economic and political conditions where the Company or its franchisees operate; and new product and concept developments by food industry competitors. Further information regarding factors that could affect the Company’s financial and other results is included in the Company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Contacts:

Investor Relations

Brad Cohen

Integrated Corporate Relations, Inc.

(203) 682-8211

Media Relations:

Kim Francis

MARC Public Relations

(412) 562-1186

Source: Checkers Drive-In Restaurants, Inc.